Exhibit 99.2

November 20, 2006

Dear Mr. Grimes:

Further to our recent discussions regarding employment with Gaming Partners International Corporation (GPIC), we are pleased to make a formal offer of employment to you on the terms and conditions set out in this letter.   If you are prepared to accept this offer, kindly execute the original of this letter and return it to us on or before December 7, 2006.

We offer you the full-time position of Chief Financial Officer of Gaming Partners International Corporation and reporting to the President and CEO.  Your responsibilities will include the accounting, financial reporting, control, finance, banking, credit, information technology, internal audit, M&A, risk management, SEC reporting, stock administration, taxation and treasury functions of GPIC and its subsidiaries together with such further duties and requirements as we may reasonably request of you from time to time, including the timely implementation and testing of GPIC’s Section 404 internal controls and procedures. You will also act as the “financial” liaison with the Board of Directors and the primary contact for the Audit Committee Chair.

The terms of your employment will be as follows:

1.	Base Salary $160,000 per annum to be increased to $180,000 after a successful 10-K filing by the end of March 2007. New review after one year.

2.	Car allowance of $600 per month

3.	Commencement Date	December 7, 2006

4.	Benefits

You will be eligible to participate in the GPIC benefits plans which GPIC customarily makes available to its employees, which currently consist of health, dental, vision, disability and life insurance.

5.	Vacation	You will be entitled to four (4) weeks (20 days) per annum of paid vacation to be taken at a time convenient to both you and GPIC.

6.	Expenses	All reasonable expenses incurred to do business on behalf of GPIC will be reimbursed upon submitting an approved expense report

7.	Severance

Except as expressly provided below, if your employment with GPIC is terminated, you shall be entitled to receive only your base salary through the date of termination.  In the event that after your first full year of employment with GPIC your employment is terminated for any reason other than by GPIC for cause or by you for any reason, your severance entitlement will be three (3) months of your base salary and payable as soon as practicable after your termination date.  Cause is defined as repeated and continuing violations of GPIC’s policies, gross misconduct (such as theft or other felonious actions), continuing and unexcused failure to perform your duties in a manner materially detrimental to GPIC or any subsidiary, or a material breach of the confidentiality or other clause in the “Employee Non-Disclosure Agreement.”  The Board of Directors of GPIC will determine if cause exists.

You understand that GPIC is subject to gaming laws and regulations in various jurisdictions throughout the world.  Accordingly, our offer is contingent upon satisfactory due diligence and background check and your employment and the terms of this letter are subject to any applicable gaming regulatory approvals or actions.  GPIC may terminate this letter and your employment for cause if you are found unsuitable by any regulatory authority, if you fail to cooperate in any regulatory investigation, or if in GPIC’s reasonable opinion any of your activities endanger or would impose materially adverse restrictions on any gaming license of GPIC or its affiliates.

I have sent you separately the due diligence questionnaire which you have to complete and return to Laura McAllister Cox GPIC Legal and Compliance Officer as soon as possible so we can do our initial due diligence.

GPIC asks that you complete the “Employee Non-Disclosure Agreement” prior to commencing employment.  In part, this agreement requests that a departing employee refrain from using or disclosing “Confidential Information” (as defined therein) in any manner which might be detrimental to or conflict with the business interests of GPIC or its employees.

We hope that you and GPIC find mutual satisfaction with your employment.  Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and GPIC reserves for itself an equal right.  Your employment with GPIC shall be for no specific period of time and you will be an “at will” employee.

This letter and the “Employee Non-Disclosure Agreement” contain the entire agreement with respect to your employment, which shall be governed by and interpreted in accordance with the laws of the State of Nevada.  The terms of this offer may only be changed by written agreement, although GPIC may from time to time, in it sole discretion, adjust the salaries and benefits paid to you and its other employees.

This offer of employment is open for your acceptance until the end of the business day of December 7, 2006.

Sincerely,

Gerard P. Charlier
President and CEO
Gaming Partners International Corporation

I accept the terms and conditions as outlined in this offer letter.

David W. Grimes	Date